Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Description of common stock

The following summary of Tripadvisor, Inc.’s common stock does not purport to be complete and is subject to our restated certificate of incorporation, our amended and restated bylaws and the provisions of applicable law. Copies of our restated certificate of incorporation, amended and restated bylaws, and amendment no. 1 to our amended and restated bylaws are filed as exhibits to the Annual Report on Form 10-K, of which this Exhibit 4.2 is a part.

Authorized Capitalization

General

Our authorized capital stock consists of 1,600,000,000 shares of common stock, par value $0.001 per share, 400,000,000 shares of Class B common stock, par value $0.001 per share, and 100,000,000 shares of $0.001 par value preferred stock.

Common Stock

Common Stock

In general, the holders of our common stock vote together as a single class with the holders of our Class B common stock on all matters, including the election of directors; provided, however, that the holders of our common stock, voting as a single class, are entitled to elect twenty-five percent (25%) of the total number of directors, rounded up to the next whole number in the event of a fraction. Each outstanding share of our common stock entitle the holder to one vote per share. Our restated certificate of incorporation does not provide for cumulative voting in the election of directors. Subject to applicable law, the holders of our common stock are entitled, share for share with the holders of our Class B common stock, to such dividends if, as and when may be declared from time to time by the Tripadvisor Board of Directors (the “Board”), and, upon liquidation, dissolution or winding up, will be entitled to receive, share for share with the holders of our Class B common stock, all assets available for distribution after payment of a proper amount to the holders of any series of preferred stock that may be issued in the future.

Class B Common Stock

In general, the holders of Class B common stock vote together as a single class with the holders of our common stock on all matters, including the election of directors. The holders of our Class B common stock are entitled to ten votes per share. Our restated certificate of incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of our preferred stock created by our Board from time to time and to applicable law, the holders of our Class B common stock are entitled, share for share with the holders of the our common stock, to such dividends if, as and when may be declared from time to time by our Board, and, upon liquidation, dissolution or winding up, will be entitled to receive, share for share with the holders of our common stock, all assets available for distribution after payment of a proper amount to the holders of any series of preferred stock that may be issued in the future.

Shares of Class B common stock shall be convertible into shares of the common stock of the Corporation at the option of the holder thereof at any time on a share for share basis. Such conversion ratio shall in all events be equitably preserved in the event of any recapitalization of the Corporation by means of a stock dividend on, or a stock split or combination of, outstanding common stock or Class B common stock, or in the event of any merger, consolidation or other reorganization of the Corporation with another corporation. Upon the conversion of Class B common stock into shares of common stock, said shares of Class B common stock shall be retired and shall not be subject to reissue.

Other Rights

Each holder of common stock is subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate and issue in the future.

Anti-takeover Effects of our Restated Certificate of Incorporation and Amended and Restated Bylaws

Our amended and restated bylaws provide that only the Chairman of the Board or a majority of our Board may call a special meeting of stockholders.

We are subject to Section 203 of the Delaware General Corporation Law (“DGCL”) which generally prevents corporations from engaging in a business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless that business combination has been approved in one of a number of specific ways. For purposes of Section 203, a “business combination” includes, among other things, a merger or consolidation involving us and the interested stockholder and a sale of more than 10% of our assets. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of a company’s outstanding voting stock and any entity or person affiliated with or controlling or controlled by that entity or person. A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by holders of at least a majority of a corporation’s outstanding voting shares. We have not “opted out” of the provisions of Section 203 and are subject to the provisions of Section 203 except in certain circumstances.

The rights of the Class B common stock under our restated certificate of incorporation may not be amended, altered, changed or repealed without the approval of the holders of the requisite number of shares of Class B common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is ComputerShare. Its address is P.O. Box 358015, Pittsburgh, PA 15252.

Listing

Our common stock is listed on The Nasdaq Stock Market under the trading symbol “TRIP.”

2